EXHIBIT 10.5
EMPLOYMENT AGREEMENT
          This Employment Agreement (“Agreement”) made and entered between Wood Asset Management, Inc. (the “Company”) and John W. Fisher (“Executive”) on this the ninth day of June, 2008.
          WHEREAS, the Company is the wholly-owned subsidiary of Titanium Asset Management Corp.(“TiAM”) and it is likely that at some time in the future there will be a merger or other business combination between the Company and TiAM (the “Merger”);
          WHEREAS, the Company is engaged in the business of providing diversified investment management counseling, advisory and related services to, among others, pension plans, and other entities and individual investors (collectively, the “Business”);
          WHEREAS, the Company desires to employ and secure the services of Executive and Executive desires to be employed by the Company on the terms and conditions set forth herein; and
          WHEREAS, as a part of the Executive’s duties the Executive will be in contact with clients or customers of the Company (“Company Clients”) and develop valuable relationships with such Company Clients.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:
     1. Title; Capacity. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by Company upon the terms set forth in this Agreement, in the capacity of Chief Executive Officer. Executive shall perform and have such duties and responsibilities as are consistent with such position, including but not limited to the following:
     a. The gathering of assets from high net worth investors and the management of those assets.
     b. To assist in developing and maintaining broker-dealer relationships and supporting institutional sales efforts.
     c. To develop and implement a business plan to develop TiAM’s high net worth business, which would focus on but not be limited to the Company’s office in Sarasota, Florida.
     d. To develop and enhance the profile of both the Company and TiAM through media events.
     e. To serve as a member of TiAM’s Group Management Committee.
The Executive shall report to the Chief Executive Officer of TiAM, or his designee, and shall be subject to the supervision of, and shall have such authority as is delegated by, the Board of

Directors of the Company (“Board”). Executive agrees to devote his full and undivided time and attention during normal business hours to the diligent and faithful performance of his designated duties to the Company.
The Executive acknowledges that upon the Merger his title may be modified but he shall retain oversight of the activities of the Sarasota office and any other offices that report to that office. The terms of this Agreement shall continue without regard to such Merger.
     2. Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for an indefinite term beginning on June 16, 2008, which term and this Agreement may be terminated by either party at any time upon three months prior written notice (the “Term”). Notwithstanding the foregoing, the Company may terminate Executive for “cause”, which is defined as fraudulent or dishonest conduct causing harm to the business of the Company, violation of the terms and conditions of this Agreement, the commission of a felony or a willful and substantial failure to perform reasonable duties assigned to him by the Company, after prior written notice and a reasonable opportunity to cure.
     3. Compensation and Benefits.
     a. Compensation. As compensation for services to be rendered by Executive during the Term, the Executive’s annual base salary shall be $150,000.00 payable in equal monthly installments.
     b. Revenue Bonus. In addition to the Executive’s base salary he shall be eligible for a Revenue Bonus based on the revenues which the parties mutually agree were received by the Company or any other subsidiary of TiAM during the Term from assets which were introduced by, won or otherwise generated by the Executive;
     i. The first $500,000.00 of revenues — 50% of the revenues
     ii. The next $500,000.00 of revenues — 25% of the revenues, and
     iii. Thereafter — 10% of the revenues.
     iv. The amount of Revenue Bonus will be agreed and paid quarterly based on the revenues received by the Company in the preceding quarter
     v. For purposes of this Agreement, when calculating the Executive’s Revenue Bonus, revenues shall be reduced by the amount of any commissions which are paid to any external third-party.
     c. Minimum Revenue Bonus. The Executive shall be paid a minimum Revenue Bonus during each of the first two years of the term;
     i. For the first 12 months — $175,000.00 payable in equal monthly installments; and

     ii. For the second 12 months — $100,000.00 payable in equal monthly installments.
     d. Reimbursement of Certain Expenses. During the first twelve (12) months of the Term the Executive shall be reimbursed for his reasonable travel expenses between his home in Virginia and the Company’s office in Sarasota, Florida, up to $3,000.00 per month (a maximum of $36,000.00). In the event that the Executive’s reimbursed expenses in any month are less than $3,000.00 then the difference shall be carried forward to the remainder of the twelve (12) month period and be available to reimburse the Executive for those expenses that he incurs in excess of $3,000.00 per month. The amount of this travel allowance may be reviewed by the parties in light of increases in the cost of air travel occurring after the date of this Agreement. In addition during the first ninety (90) days of the Term the Executive shall be reimbursed for his reasonable meals, lodging, and automobile rental while in Sarasota, Florida, up to $5,000.00. The Executive shall promptly provide the Company with reasonable substantiation of all expenses.
     e. Reimbursement of Business Expenses. The Executive shall be reimbursed for all reasonable and customary business expenses that he incurs in the performance of his duties hereunder, including but not limited all license and registration fees, provided that such reimbursements shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.
     f. Stock Awards. Certain of the common stock of TiAM is held in escrow (the “Founders’ Stock”) until June, 2010. At the time that the Company has determined that annualized revenues paid to the Company (or any other subsidiary of TiAM), from assets which the parties have mutually agreed were introduced to, won or otherwise generated by the Executive (less the amount of any commissions which are paid to any external third-party) have reached $250,000.00 per year, arrangements shall be made to designate 50,000 shares of TiAM common stock as deliverable to the Executive if he is still employed by the Company or its successor at the time said escrow terminates. Additionally, should TiAM establish a long-term incentive stock option plan, the terms of such plan will provide for the Executive’s participation.
     g. Fringe Benefits. Subject to the terms and conditions of each plan, Executive will also be entitled to participate in any Company 401(k) plan, group health and life insurance programs and the TiAM’s Senior Executive Savings Plan.
     h. Vacation and Personal Time-Off. The Executive shall be entitled to twenty (20) days of paid vacation and such personal and sick leave as the Executive and the Company shall from time to time mutually agree. No more than five (5) unused vacation days and/or paid time-off will be, (i) carried forward to subsequent years or (ii) paid out upon the termination of the Executive’s employment or of this Agreement.

     4. Conflicts of Interest. The Executive agrees that during the Term, he will not receive any salary, income, remuneration, expense or other financial gain, either directly or indirectly, from any client or other organization or business that provides services, goods, materials or supplies to the Company or its clients or competes, directly or indirectly, with the Business; provided, however, that the foregoing shall not prohibit Executive from owning a passive interest in any business entity.
     5. Full-Time Employment. The Company agrees that during the Term, he will not have any other employment either full-time or part-time without apprising the Chairman of the Company and receiving the Company’s written permission for such other employment.
     6. Restrictive Covenants.
     a. As a result of Executive’s employment hereunder and his anticipated substantial interaction with officers, Executives, Company Clients and subcontractors of the Company, Executive will become intimately familiar with many of the confidential affairs of the Company, including information about services, Company Clients, Executives, subcontractors, costs, profits, markets, sales, trade secrets, trade names and other business ideas, marketing methods, Company Clients or other customer lists, computer programs, resource materials and certain other information not readily available to the public relating to the Company (hereinafter, including such matters, but excluding any such matters which (i) were known to Executive at the beginning of the Term, (ii) have been or hereafter are independently developed or disclosed by a third party or (iii) which otherwise are or become a part of the public domain, in any case other than as a result of a violation of this Section 6 or other covenant of confidentiality, collectively referred to as “confidential matters”), Executive agrees that during the Term and for a two year period thereafter:
     i. to keep secret all confidential matters and not to disclose them to anyone outside of the Company or otherwise use his knowledge of confidential matters for his own personal benefit or to the detriment of Company, except with the prior written consent of the Company (or a person duly authorized thereby) or as otherwise required by law to be disclosed; and
     ii. all memoranda, notes, records, reports, papers, programs and other documents (and all copies thereof) relating to confidential matters, some of which may be prepared by him, and all objects associated therewith (such as models and samples) in any way obtained by him shall be the Company’s sole property, as the case may be. This shall include, but is not limited to, documents and objects concerning any service, process or technique sold, used, developed, investigated or considered by the Company. The Executive shall not, except for the Company’s sole use or benefit, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company’s facilities, nor use any information concerning them except for the Company’s sole benefit. The Executive agrees that he will deliver all of the aforementioned documents and objects, if any, that may be in his possession or under his control to the Company upon termination of the Term and at the Company’s request or at any other time upon the Company’s request (or upon the request of a person duly authorized by the Company).
     b. Except as set forth below in subpart 6(b)(iii), Executive agrees that for a period of one (1) year after the termination of his employment hereunder he will not directly or indirectly engage in any Competitive Activities (as hereinafter defined). The term “Competitive Activities” as used herein shall mean:
     i. directly or indirectly soliciting or servicing, or assisting any one else to solicit or service any entities which, at the end of the Term are Company Clients or were Company Clients at any time within one (1) year prior to the end of the Executive’s employment (or during the Term if the employment is less than one (1) year) or any prospective client of the Company on the Company’s active prospect list and with whom Executive had direct contact during the one year period prior to the end of his employment Term (or during the Term if his employment is less than one year); or
     ii. offering employment to an employee of the Company or an individual who had been employed by the Company at any time within one (1) year prior to the termination of the Executive’s employment (or during the Term if the employment is less than one (1) year) or induce or attempt to induce any employee to leave the employment of the Company without the prior written consent of the Company;
provided, however, for purposes at paragraph (b)(i) above, the term “Competitive Activities” shall not apply to Company Clients who had a relationship with Executive prior to the date of this Agreement or who are relatives of the Executive.
     iii. Anything in this Agreement to the contrary notwithstanding, the provisions of subpart 6(b)(i) shall not apply and the Executive shall not be thereby bound if his employment hereunder is terminated by the Company without cause (as defined in Section 2) or the Company experiences a change in control. Change in control shall mean either; (x) a sale by TiAM of all or substantially all of its assets; (y) the sale or exchange of one hundred percent (100%) of the common stock of TiAM to a third party in a single or multiple but related transactions; or (z) a merger, consolidation or other business combination of TiAM with another entity such that the shareholders of TiAM immediately prior to such business combination own less than one hundred percent (100%) of the common stock of the post combination entity.
     c. If Executive commits a breach, or overtly threatens to commit a breach, of any of the provisions of this Section 6 or Sections 4 or 5 above, the Company shall have the following nonexclusive rights and remedies:

     i. the right and remedy to have the provisions of Section 6 and Sections 4 and 5 above of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and
     ii. the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively referred to as the “Benefits”) derived or received thereby as the result of any transactions constituting a breach of any of the provisions of this Section 6 and/or Sections 4 or 5 above, Executive hereby agreeing to account for and pay over the Benefits to the Company.
Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
     d. If any covenant contained in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall be given full effect, without regard to the invalid portions.
     e. If any covenant contained in this Section 6, or any part thereof, is held to be unenforceable because of the duration of such covenant or the Company Clients, the parties agree that the court making such determination shall have the power to reduce the duration and/or Company Clients covered by such covenant and, in its reduced form, said covenant shall then be enforceable.
     f. If any action, suit or other proceedings at law or in equity is brought to enforce the covenants contained in this Section 6 or Sections 4 or 5 above, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys’ fees and expenses) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive; provided, that, if in any such action, suit or proceeding, the Executive is the prevailing party, then the Company shall, upon demand, pay all expenses (including reasonable attorneys’ fees) incurred by the Executive in connection therewith.
     7. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to matters contemplated herein and supersedes all prior agreements and understandings among the parties hereto relating to such matters.
     8. Assignments. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors or assigns and the Executive. Neither this Agreement nor any interest herein may be assigned by Executive.

     9. Applicable Law. Other than as set forth in Section 6(f) hereof, this Agreement shall be deemed a contract under, and for all purposes shall be construed in accordance with, the internal laws, without regard to conflict of laws and principles, of the State of Florida.
     10. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (or a person duly authorized thereby) and is in writing and signed by the Executive and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any conditions or provisions in this Agreement shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.
     11. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     12. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.
     13. Attorney Fees. In the event the Company or the Executive, whichever the case may be, is forced to, and does successfully, enforce this Agreement in any court of law, the party against whom this Agreement is enforced shall reimburse and indemnify the enforcing party for the actual costs incurred by the enforcing party in said enforcement, including, but not limited to attorneys’ fees at the actual hourly rate customarily charged by the enforcing party’s counsel for the time reasonably spent in enforcement activity. The Company shall pay the reasonable attorney’s fees incurred by Executive in connection with this Agreement.
          Executed by a duly authorized officer of the Company and by the Executive effective as of the day and year first above written.

/s/ Nigel Wightman	/s/ John W. Fisher

Nigel Wightman	John W. Fisher (“Executive”)
CEO of the Company and on behalf of Titanium Asset Management Corp. (only as to Section 3(f))	Date: June, 9th, 2008
Date: June, 9th, 2008